Exhibit 5.2

CONSENT OF McCARTHY TÉTRAULT LLP

Re: Registration Statement on Form F-10 of IMV Inc.

We hereby consent to the references to us on the front cover page of, and under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters” in, the short form base shelf prospectus dated June 26, 2020, as amended by amendment No. 1 dated October 15, 2020, forming a part of the registration statement on Form F-10 dated October 15, 2020 of IMV Inc., as such may thereafter be amended or supplemented, filed with the United States Securities and Exchange Commission. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

(s) McCarthy Tétrault LLP

McCarthy Tétrault LLP

Québec City, Québec

October 15, 2020